Exhibit 11.1

Consent of Independent Auditor

We consent to the use, in this Offering Statement on Form 1-A of Advanced Green Energy, Inc., of our reports dated June 15, 2018, relating to our audits of the financial statements of Advance Green Energy, Inc. for the years ended December 31, 2016 and December 31, 2017, respectively.

/s/ Assurance Dimensions
Certified Public Accountants

We have served as the Company’s auditor since 2017.

Coconut Creek, Florida

February 28, 2019